Exhibit 99.1
Waiver

In consideration of $600,000, New Source Energy Group, Inc., a Delaware corporation (the “Company”), hereby waives its intention and right to participate in the acquisition of certain oil and gas assets located in the Misener-Hunton formation in central Oklahoma from Scintilla LLC, an affiliate of NDL (which itself is an affiliate of the Company’s former directors, Messrs. Chernicky and Albert) and an affiliate of Mr. Kos.

Following the date of this waiver, the Company will provide such additional assistance to NDL or its affiliates as may be reasonably requested to assist NDL or its affiliate in exploiting the Business Opportunity and Information, provided however, such further activities will not be at the cost of the Company.  Such further activities may include (but are not limited to) notifying those entities previously acting as consultants to the Company (accounting, engineering, and others) and prospective contractual parties (investment banks and lenders) that the Company has no further interest in the Business Opportunity and Information, and that they may work with NDL or its affiliates without further responsibility to the Company provided the Company has no further responsibility to them for fees generated prior to the date of this waiver.

This waiver expires unless the full amount of the consideration is received by the Company not later than 4:00 pm Central time on July 20, 2011.

July 18, 2011

By:/s/ Anranik Armoudian
Anranik Armoudian, President